Exhibit 99.1

RumbleOn Reports Fourth Quarter and Full Year 2023 Financial Results
& Presents Vision 2026 Strategic Plan

Raised $100 Million through Rights Offering
Paid Down $50 Million of Debt in the Quarter

IRVING, Texas – March 14, 2024 – RumbleOn, Inc. (NASDAQ: RMBL), today announced results for its quarter and full year ended December 31, 2023.

FOURTH QUARTER AND FULL YEAR 2023 HIGHLIGHTS
•Total Revenue was $311.1 million for the fourth quarter, down 6.2% from the prior year fourth quarter. For the year, revenue decreased 6.3% to $1.366 billion.

•Total Powersport Vehicle Retail Sales were down 5.8% compared to the prior year fourth quarter, with a total of 15,596 units, including 11,293 new units and 4,303 pre-owned units sold in this year's fourth quarter. For the year, total Powersport vehicle retail sales were down 3.2% with a total of 67,546 units comprised of 45,706 new units and 21,840 pre-owned units.

•Total Gross Profit of $71.2 million for the fourth quarter was down $21.2 million from the prior year, of which $12.6 million related to a pre-owned inventory adjustment. For the year, total company gross profit decreased 18.5% to $359.9 million compared to 2022.

•Total Gross Margin of 22.9% for the fourth quarter compared to 27.9% in the prior year fourth quarter. For the year, total gross margin was 26.3%, down from 30.3% in 2022.
•Total SG&A expenses for the fourth quarter declined $14.4 million, or 15.9%, from the prior year fourth quarter and were down 2.0% for 2023 compared to 2022.

•Loss from Continuing Operations of $168.4 million with Diluted Loss per Share from Continuing Operations of $7.81 for the fourth quarter and loss from continuing operations of $214.4 million with diluted loss per share from continuing operations of $12.09 for the year.

•Adjusted EBITDA was $3.1 million for the fourth quarter after adjusting for an impairment of goodwill and franchise rights, an inventory write-down, and other non-cash or non-recurring charges, compared to $19.7 million in the fourth quarter of 2022. For the year, Adjusted EBITDA was $50.6 million, which compares to Adjusted EBITDA of $120.8 million in 2022.

•Total available liquidity of $212.6 million as of December 31, 2023, comprised of unrestricted cash of $58.9 million, restricted cash of $18.1 million and availability under Powersports inventory financing credit facilities of $135.6 million.

•Paid down $50 million of long-term debt during the quarter as a result of the $100 million rights offering completed in December and for the year, the Company paid down a total of $111.7 million of debt. In early 2024, the Company paid down additional debt and received proceeds from the sale of the loan portfolio for RumbleOn Finance, putting the Company's non-vehicle net debt at $218.5 million as of February 29, 2024.

Management Commentary
Michael W. Kennedy, RumbleOn's Chief Executive Officer stated, “During the quarter, we were able to accomplish several capital and balance sheet initiatives that put us in a favorable position to start 2024, including successfully completing a $100 million rights offering, selling non-core assets, making significant progress to integrate our prior acquisitions, right-sizing pre-owned inventory values and reducing term debt. We are proud of what the RumbleOn team has accomplished in such a short period and are confident that the foundation that we built positions us well to implement and deliver our plan."
Kennedy continued, "Today we are introducing our 3-year operating plan called Vision 2026, which is the result of the work by our team over the last few months. We expect the following to be achieved by calendar year 2026, while maintaining a healthy balance sheet within our target ratio of 1.5x to 2.5x net debt/Adjusted EBITDA:

◦Annual revenue in excess of $1.7 billion,
◦Annual Adjusted EBITDA of greater than $150 million, and
◦Annual Adjusted Free Cash Flow of $90 million or more.
While we believe that the prior Adjusted EBITDA guidance of $80 million to $90 million for 2024 is within our sight, we have decided to stop the practice of giving annual guidance. Instead, we'll point investors to our Vision 2026 plan and how we expect to be able to shape the business to drive per share value over the coming years. As a result, we are withdrawing prior guidance for 2024."

FOURTH QUARTER 2023 — TOTAL COMPANY RESULTS

Reconciliation of GAAP to non-GAAP financial measures are provided in accompanying financial schedules.

Unless otherwise noted, all comparisons in the narrative are fourth quarter of 2023, as compared to fourth quarter of 2022.

	(Unaudited)
$ in millions except per share amounts	Three Months Ended December 31
	2023	2022	Change
Total Powersport Unit Sales (#) - includes wholesale	17,591	17,550	0.2%

Total Revenue	$311.1	$331.6	(6.2)%
Gross Profit	71.2	92.4	(22.9)%
Gross Margin	22.9%	27.9%	(500) bps

Income (loss) from continuing operations	$(168.4)	$(260.4)	35.3%
Diluted Earnings (Loss) per Share from Continuing Operations	$(7.81)	$(16.11)	51.5%

Non-GAAP Measure:
Adjusted EBITDA	$3.1	$19.7	(84.3)%
`

Total Powersport Units Sold of 17,591 increased 0.2%.

Total Revenue of $311.1 million declined 6.2%, due to lower selling prices on powersports vehicles sold.

Total Gross Profit of $71.2 million was down $21.2 million from the prior year, of which $12.6 million related to a fourth quarter pre-owned inventory adjustment for certain pre-owned vehicles that were purchased proactively at premium prices during a challenging supply chain environment resulting from the COVID-19 pandemic. As demand has reached more pre-COVID-19 normalized levels, powersports vehicles acquired at inflated prices during that time period were written down to their net realizable value.

Operating Expenses were $80.5 million, or 25.9% of revenue, compared to $96.2 million, or 29.0% of revenue. Total stock-based compensation was $1.1 million, or $1.0 million lower.

Loss from Continuing Operations was $168.4 million, including a $60.1 million pre-tax non-cash goodwill and franchise rights impairment charge. Loss per diluted share was $7.81 compared to $16.11.

Adjusted EBITDA was $3.1 million compared to $19.7 million. The decrease in Adjusted EBITDA was primarily driven by lower selling prices and compressed margins in the Powersports Segment.

Cash as of December 31, 2023, including restricted cash, was approximately $77.0 million, and non-vehicle net debt was $242.9 million. Availability under the Company's Powersports inventory financing credit facilities totaled approximately $135.6 million.

Total Available Liquidity, defined as cash and cash equivalents, including restricted cash, plus availability under Powersports inventory financing credit facilities totaled approximately $212.6 million.

Cash Flow used in Operating Activities was $38.9 million for the year ended December 31, 2023.

Weighted Average Diluted Shares of Class B common stock outstanding were 21,563,330 for the fourth quarter and 17,740,525 for the year. As of December 31, 2023, RumbleOn had 35,071,955 total shares of Class B common stock, reflecting an additional 18,181,818 shares issued under the rights offering, and 50,000 shares of Class A common stock outstanding.

Fourth Quarter 2023
Unless otherwise noted, all comparisons in the narrative are fourth quarter of 2023, as compared to fourth quarter of 2022.

Powersports Segment

	(Unaudited)
$ in millions except per unit	Three Months Ended December 31
	2023	2022	Change
Units Sold (#)
New	11,293	10,633	6.2%
Pre-owned (includes wholesale)	6,298	6,917	(8.9)%
Total Powersports Units Sold	17,591	17,550	0.2%

Revenue
New	$157.0	$149.8	4.8%
Pre-owned	56.3	77.7	(27.5)%
Finance & Insurance, net	27.4	27.6	(0.7)%
Parts, Services, and Accessories	57.6	65.3	(11.8)%
Total Powersports Revenue	$298.3	$320.4	(6.9)%

Gross Profit
New	$20.6	$25.3	(18.6)%
Pre-owned	(5.8)	10.5	(155.2)%
Finance & Insurance, net	27.4	27.6	(0.7)%
Parts, Services, and Accessories	25.6	26.4	(3.0)%
Total Powersports Gross Profit	$67.8	$89.8	(24.5)%
Powersports GPU[1]	$4,350	$5,422	(19.8)%

New Powersports Revenue increased 4.8% due primarily to the increase in number of units sold.
New Powersports Gross Profit declined 18.6%, due primarily to an unfavorable mix of powersports vehicles sold.
Pre-owned Powersports Units Sold, which includes pre-owned retail and wholesale Powersports Units, declined 8.9%, as we slowed down pre-owned vehicle acquisition.
Pre-owned Powersports Revenue declined 27.5%. Pre-owned Powersports Gross Profit declined $16.3 million, due primarily to the previously mentioned $12.6 million correction on inventory prices and lower units sold.
Powersports GPU was $4,350, as compared to $5,422.1
1 Calculated as total powersports gross profit divided by new and used retail powersports units sold.

Vehicle Logistics Segment

	(Unaudited)
$ in millions	Three-Months Ended December 31
	2023	2022	Change
Vehicles Transported (#)	21,599	17,840	21.1%
Vehicle Logistics Revenue	$12.9	$11.2	15.2%
Vehicle Logistics Gross Profit	3.4	2.7	25.9%

Revenue from Vehicle Logistics was up 15.2%, due primarily to volume.

Gross profit for this business was up 25.9%, driven by the increase in vehicles transported.

CONFERENCE CALL AND WEBCAST DETAILS
RumbleOn will host a conference call on March 14, 2024 at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) to discuss its fourth quarter 2023 results. To participate in the call, please dial 1-877-407-9716 (or 1-201-493-6779 for callers outside of the United States) and enter Conference ID 13743245. A live webcast will be available on the Investor Relations section of RumbleOn's website at www.rumbleon.com. Please visit the webcast at least 20 minutes before the call begins to register, download and install any necessary audio software. A replay of the conference call and archive of the webcast will be available shortly after the call on the Investor Relations section of the Company's website at www.rumbleon.com.

ABOUT RUMBLEON
RumbleOn, Inc. (NASDAQ: RMBL), operates through two operating segments: the RideNow Powersports dealership group and Wholesale Express, LLC, an asset-light transportation services provider focused on the automotive industry. RideNow Powersports is the largest powersports retail group in the United States (as measured by reported revenue, major unit sales and dealership locations), offering over 500 powersports franchises representing 52 different brands of products. RideNow Powersports sells a wide selection of new and pre-owned products, including parts, apparel, accessories, finance & insurance products and services, and aftermarket products. We are the largest purchaser of pre-owned powersports vehicles in the United States and utilize our proprietary Cash Offer technology to acquire vehicles directly from consumers.
To learn more, please visit us online at https://www.rumbleon.com.

Cautionary Note on Forward-Looking Statements
This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995, which statements may be identified by words such as "expects," "plans", "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Other
As disclosed in a Form 12b-25 filed today, the Company is unable to file its Annual Report on Form 10-K for the year ended December 31, 2023 ("2023 Form 10-K") by the prescribed due date. The Company's management is continuing to evaluate the effectiveness of certain internal controls over financial reporting. Management has identified certain deficiencies, but the classification of these deficiencies has not been conclusively determined. The Company does not expect that the final determination will impact the financial information reported in the press release.

The Company has performed additional analyses and procedures that have led management to conclude that the financial information included in this press release fairly presents, in all material respects, the Company's financial condition and results of operations as of the end of and for the quarterly period and year ended December 31, 2023. The Company expects that the 2023 Form 10-K, along with the audited financial statements for the year ended December 31, 2023, will be filed within the 15-day extension period provided by Rule 12b-25.

Use of Non-GAAP Financial Measures
As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

Adjusted EBITDA, non-vehicle net debt, and Adjusted Free Cash Flow are non-GAAP financial measures and should not be considered as alternatives to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

We define Adjusted EBITDA as net income (loss) adjusted to add back interest expense, depreciation and amortization, the impact of income taxes, discontinued operations, non-cash stock-based compensation costs, the non-cash impairment of goodwill and franchise rights, transaction costs, certain litigation expenses not associated with our ongoing operations, and other non-recurring costs and credits, such as the gain on the sale of a dealership, insurance proceeds and costs attributable to an abandoned project, as such we do not consider such recoveries, charges and expenses to be a part of our core business operations, and they not necessarily an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

We define non-vehicle net debt as the principal balance of our term debt, convertible notes, and finance portfolio line of credit, not inclusive of reductions for debt discount and unamortized issuance costs, less unrestricted cash.

We present non-vehicle net debt because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

We define Adjusted Free Cash Flow as cash flows from operating activities plus cash flows from investing activities, excluding cash flows used or received in acquisitions or divestitures.

With respect to our 2026 Adjusted EBITDA and Adjusted Free Cash Flow targets, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the complexity of the reconciling items that we exclude from the non-GAAP measure or the variables going into the calculation of operating cash flows.

Investor Relations Contact:
investors@rumbleon.com

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue:
Powersports vehicles	$213.2	$227.5	$951.4	$1,033.9
Parts, service and accessories	57.6	65.3	241.8	247.6
Finance and insurance, net	27.4	27.6	117.0	123.4
Vehicle logistics	12.9	11.2	56.2	54.0
Total revenue	311.1	331.6	1,366.4	1,458.9
Cost of revenue:
Powersports vehicles	198.4	191.9	832.5	839.7
Parts, service and accessories	32.0	38.9	131.5	135.3
Vehicle logistics	9.5	8.4	42.5	42.2
Total cost of revenue	239.9	239.2	1,006.5	1,017.2
Gross profit	71.2	92.4	359.9	441.7
Selling, general and administrative	75.7	90.1	347.3	354.5
Impairment of goodwill and franchise rights	60.1	324.3	60.1	324.3
Depreciation and amortization	4.8	6.1	22.0	23.0
Operating income (loss)	(69.4)	(328.1)	(69.5)	(260.1)
Non-operating income (expense):
Interest expense	(21.4)	(16.5)	(77.2)	(52.1)
Other income (expense)	(8.6)	4.0	(8.4)	4.2
PPP loan forgiveness	—	—	—	2.5
Total non-operating expense	(30.0)	(12.5)	(85.6)	(45.4)
Loss from continuing operations before income taxes	(99.4)	(340.6)	(155.1)	(305.5)
Income tax expense (benefit)	69.0	(80.2)	59.3	(72.0)
Loss from continuing operations	(168.4)	(260.4)	(214.4)	(233.5)
Loss from discontinued operations, net	(0.1)	(27.2)	(1.1)	(28.0)
Net loss	$(168.5)	$(287.6)	$(215.5)	$(261.5)
Weighted average common shares outstanding	21.56	16.16	17.74	15.87
Diluted loss per share from continuing operations	$(7.81)	$(16.11)	$(12.09)	(14.71)

RumbleOn, Inc.
Condensed Consolidated Balance Sheets
 (Unaudited)
($ in millions)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash	$58.9	$46.8
Restricted cash	18.1	10.0
Accounts receivable, net	50.3	28.0
Loans receivable held for sale	—	33.7
Inventory	347.5	323.5
Prepaid expense and other current assets	6.0	7.4
Current assets of discontinued operations	—	11.4
Total current assets	480.8	460.8
Property and equipment, net	76.8	76.1
Right-of-use assets	163.9	161.8
Goodwill	0.8	21.1
Intangible assets, net	202.5	247.4
Deferred tax assets	—	58.1
Other assets	1.5	1.9
Total assets	926.3	1,027.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	67.8	79.5
Vehicle floor plan note payable	291.3	220.1
Current portion of long-term debt	35.6	3.7
Current liabilities of discontinued operations	0.3	8.4
Total current liabilities	395.0	311.7
Long-term liabilities:
Long-term debt	286.7	374.4
Operating lease liabilities	134.1	126.7
Deferred taxes	0.4	—
Other long-term liabilities	4.5	8.4
Total long-term liabilities	425.7	509.5
Total liabilities	820.7	821.2
Stockholders’ equity:
Class A common stock	—	—
Class B common stock	—	—
Additional paid-in capital	701.0	585.9
Accumulated deficit	(591.1)	(375.6)
Treasury stock	(4.3)	(4.3)
Total stockholders’ equity	105.6	206.0
Total liabilities and stockholders’ equity	$926.3	$1,027.2

RumbleOn, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
($ in Millions)

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(215.5)	$(261.5)
Loss from discontinued operations	(1.1)	(28.0)
Income (loss) from continuing operations	(214.4)	(233.5)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	22.0	23.0
Amortization of debt discount and deferred financing costs	10.4	6.4
Inventory write-down	12.6	—
Forgiveness of PPP loan	—	(2.5)
Stock based compensation expense	12.0	9.4
Impairment loss on goodwill and franchise rights	60.1	324.3
Deferred taxes	58.5	(76.7)
Valuation allowance charge for loans receivable held for sale	7.6	—
Originations of loan receivables, net of principal payments received	6.3	(27.9)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2.4)	(4.6)
Inventory	(31.7)	(120.4)
Prepaid expenses and other current assets	1.4	(0.4)
Other assets	0.3	0.3
Other liabilities	(3.7)	1.6
Accounts payable and accrued liabilities	(4.4)	(6.0)
Floor plan trade note borrowings	26.5	60.3
Net cash used in operating activities of continuing operations	(38.9)	(46.7)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash received	(3.3)	(69.6)
Purchase of property and equipment	(13.7)	(5.6)
Technology development	(2.1)	(7.0)
Net cash used in investing activities of continuing operations	(19.1)	(82.2)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from common stock rights offering	98.4	—
Proceeds from sale-leaseback transaction	50.0	—
Proceeds from debt issuances	2.2	84.5
Repayment of debt, including finance lease	(111.7)	(51.2)
Net borrowings from non-trade floor plans	42.5	77.9
Proceeds from RumbleOn Finance (“ROF”) credit facility	—	25.0
Shares redeemed for employee tax obligations	(1.4)	—
Debt issuance costs	(1.8)	—
Net cash provided by financing activities for continuing operations	78.2	136.2
CASH FLOWS FROM DISCONTINUED OPERATIONS
Net cash provided by operating activities of discontinued operations	3.4	27.8
Net cash used in financing activities of discontinued operations	(5.2)	(28.5)
Net cash used in discontinued operations	(1.8)	(0.7)
NET CHANGE IN CASH	18.4	6.6
Cash and restricted cash at beginning of period	58.6	52.0
Cash and restricted cash at end of period	$77.0	$58.6

RumbleOn, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)
($ in Millions)

	Three Months Ended		Year Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2023	2022	2023	2022
Net income (loss)	$(168.5)	$(287.6)	$(215.5)	$(261.5)
Loss from discontinued operations, net	(0.1)	(27.2)	(1.1)	(28.0)
Income (loss) from continuing operations, net	(168.4)	(260.4)	(214.4)	(233.5)
Add back:
Interest expense	21.4	16.5	77.2	52.1
Depreciation and amortization	4.8	6.1	22.0	23.0
Interest income and miscellaneous income	—	—	—	—
Income tax provision (benefit)	69.0	(80.2)	59.3	(72.0)
EBITDA	(73.2)	(318.0)	(55.9)	(230.4)
Adjustments:
Stock-based compensation expense	1.1	2.1	12.0	9.4
Transaction costs for acquisitions(1)	—	0.4	—	1.9
Purchase accounting related	—	0.1	—	0.2
Pre-owned vehicle inventory valuation adjustment(2)	12.6	—	12.6	—
Lease expense associated with favorable related party leases in excess of contractual lease payments	0.3	0.6	1.1	1.3
Charges related to proxy contest and reorganization of the Board of Directors(3)	—	—	5.1	—
Loss related to sale of RumbleOn receivables	1.6		7.6	—
Impairment of goodwill and franchise rights	60.1	324.3	60.1	324.3
Litigation settlement expenses(4)	—	8.4	0.1	8.4
PPP Loan forgiveness(5)	—	—	—	(2.5)
Costs attributable to abandoned fulfillment center project(6)	—	2.1	—	2.1
Personnel restructuring costs	—	—	5.3	—
Other non-recurring costs(7)	0.6	3.6	2.7	10.0
Gain on sale of dealership	—	(3.9)	—	(3.9)
Adjusted EBITDA	$3.1	$19.7	$50.6	$120.8

(1) Transaction costs associated with the RideNow and Freedom Powersports acquisitions, which primarily include professional fees and third-party costs
(2) Reflects write-down to net realizable value for pre-owned inventory purchased at elevated pandemic prices that are no longer supported.
(3) Charges in 2023 related to the shareholder proposals for the Company's annual meeting of shareholders and costs related to the reorganization in 2023 of our Board of Directors
(4) Charges associated with litigation outside of our ongoing operations
(5) Forgiveness of the Paycheck Protection Program ("PPP") loan
(6) Expenses attributable to a discontinued project in Fort Worth, Texas
(7) Other non-recurring costs, which include one-time expenses incurred. In 2023, amounts primarily included integration costs and professional fees associated with acquisitions. Amounts in 2022 primarily included a death benefit to the estate of a former officer and director and various integration costs and professional fees associated with the Freedom Powersports and RideNow acquisitions, technology implementation and the establishment of the RumbleOn Finance secured loan facility.